Exhibit 10.3

SUBSCRIPTION ESCROW AGREEMENT

THIS SUBSCRIPTION ESCROW AGREEMENT (this “Escrow Agreement”), dated as of October 20, 2010, (the “Effective Date”) is entered into by and among FundCore Institutional Income Trust, Inc. (the “Company”) and Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”).

WHEREAS, the Company intends to raise funds from investors (the “Investors”) pursuant to a public offering (the “Offering”) of its shares of Common Stock (the “Securities”) for total aggregate proceeds of not less than $10 million (the “Minimum Amount”) or more than $500 million (the “Maximum Amount”) (excluding, in each case, the shares of Common Stock to be offered and sold pursuant to the Company’s distribution reinvestment plan).

WHEREAS, the Company has entered into a Primary Dealer Agreement with Integrity Investments, Inc., a Florida corporation (the “Primary Dealer”), dated October 20, 2010, pursuant to which the Primary Dealer is authorized to solicit subscriptions in connection with the Offering from Investors to purchase the Securities on behalf of the Company on a best-efforts basis and, from time to time, to engage participating broker-dealers (the “Dealers).

WHEREAS, the Company desires to establish an escrow account (the “Escrow Account”) with the Escrow Agent, as further described herein, in which funds received from Investors will be deposited with the Escrow Agent, to be held for the benefit of the Investors and the Company until such time as subscriptions for the Minimum Amount of the Securities have been deposited into the Escrow Account in accordance with the terms of this Escrow Agreement and the Company authorizes the release of funds from the Escrow Account.

WHEREAS, the Escrow Agent is willing to accept appointment as escrow agent upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Escrow of Investor Funds.

(a) On or before the commencement of the Offering, the Company shall establish an escrow account with the Escrow Agent (the “Escrow Account”), which shall be titled “Wells Fargo Bank N.A., as Escrow Agent for FundCore Institutional Income Trust Inc.”

Prior to the Termination Date (as defined in Section 4 of this Escrow Agreement), Investors subscribing to purchase Securities will be instructed by the Company, the Primary Dealer and Dealers (as applicable) to deliver the full amount of the subscription payment by wire transfer of immediately available funds via The Federal Reserve Wire Network in U.S. dollars to the Escrow Account as provided in Section 9 of this Escrow Agreement. All funds received from potential Investors in payment for the Securities (“Investor Funds”) shall be retained in the Escrow Account by the Escrow Agent and invested as stated below, subject to the provisions of Section 3 of this Escrow Agreement.

(b) Escrow Agent shall have no duty to make any disbursement, investment or other use of Investor Funds until and unless it has actual receipt of collected funds. The Escrow Agent reserves the right to deny, suspend or terminate participation by an Investor to the extent the Escrow Agent deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the Offering.

2. Identity of Subscribers. A copy of the Offering document is attached as Exhibit A to this Escrow Agreement. The Company shall furnish to the Escrow Agent at the time Investors forward Investor Funds to the Escrow Agent, a list of the Investors who have paid for the Securities showing the name, address, tax identification number, amount of Securities subscribed for and the amount paid and deposited with the Escrow Agent. This information comprising the identity of Investors shall be provided to the Escrow Agent in the format set forth on Exhibit B to this Escrow Agreement (the “List of Investors”). All Investor Funds so deposited shall not be subject to any liens or charges by the Company, the Primary Dealer or the Escrow Agent, or judgments or creditors’ claims against the Company, until released to the Company as hereinafter provided. The Company understands and agrees that the Company shall not be entitled to any Investor Funds on deposit in the Escrow Account and no such funds shall become the property of the Company except when released to the Company pursuant to Section 3 of this Escrow Agreement. The Company, the Primary Dealer and the Escrow Agent will treat all Investor information as confidential. The Escrow Agent shall not be required to accept any Investor Funds with respect to which it does not receive the information on the List of Investors.

3. Disbursement of Funds.

(a) In the event the Escrow Agent receives written notice from the Company that the Company has rejected an Investor’s subscription, the Escrow Agent shall pay to the applicable Investor, within ten (10) business days after receiving notice of the rejection, by first class United States Mail at the address appearing on the List of Investors, or at such other address or Federal Reserve Wire instructions as are furnished to the Escrow Agent by the Investor in writing, all collected sums paid by the Investor for Securities and received by the Escrow Agent.

(b) Once the Escrow Agent is in receipt of Investor Funds sent via wire totaling at least the Minimum Amount, the Escrow Agent shall notify the Company of the same in writing. If the Minimum Amount or more is received into the Escrow Account at any time before the Termination Date (as defined in Section 4 of this Escrow Agreement), then the Escrow Agent shall pay out the Investor Funds when and as directed in writing by the Company. The Escrow Agent shall continue to release funds from the Escrow Account as directed by the Company pursuant to written instruction that the Company shall provide to the Escrow Agent from time to time.

(c) If the Minimum Amount has not been received by the Escrow Agent before the Termination Date, the Escrow Agent shall, within ten (10) business days after the Termination Date, refund to each Investor by first class United States Mail at the address appearing on the List of Investors, or at such other address or Federal Reserve Wire instructions as are furnished to the Escrow Agent by the Investor in writing, all sums paid by the Investor for Securities and received by the Escrow Agent, and shall then notify the Company in writing of such refunds.

(d) Notwithstanding anything else in this Escrow Agreement, the earnings earned on such Investor Funds (except for de minimis interest that does not exceed the costs and expenses associated with such payment, which the Company and Escrow Agent agree for the purpose of this Agreement shall be $400.00) shall be paid pro rata to each Investor upon, as applicable, the refund of Investor Funds under either Section 3(a) or 3(c) or promptly following notification by the Escrow Agent to the Company that the Escrow Agent is in receipt of Investor Funds totaling at least the Minimum Amount pursuant to Section 3(b).

4. Term of Escrow. The “Termination Date” shall be the earlier of (i) 1:00 p.m. MT on October 20, 2011; (ii) such time as the Company has raised the Minimum Amount or more and all Investor Funds and the earnings thereon have been released pursuant to Section 3(b) and 3(d) above, respectively; (iii) the date the Escrow Agent receives written notice from the Company that the Company is abandoning the Offering; (iv) the date the Escrow Agent receives notice from the Securities and Exchange Commission or any other federal or state regulatory authority that a stop or similar order has been issued with respect to the Offering; or (v) the date the Escrow Agent institutes an interpleader or similar action. After the Termination Date, the Company and the Primary Dealer shall not deposit, and the Escrow Agent shall not accept, any additional amounts representing payments by prospective Investors.

5. Duty and Limitation on Liability of the Escrow Agent.

(a) The Escrow Agent’s rights and responsibilities shall be governed solely by this Escrow Agreement. Neither the Offering document, nor any other agreement or document shall govern the Escrow Agent even if such other agreement or document is referred to herein, is deposited with, or is otherwise known to, the Escrow Agent.

(b) The Escrow Agent shall be under no duty to determine whether the Company or the Primary Dealer is complying with the requirements of the Offering or applicable securities or other laws that relate to the forwarding of Investor Funds to the Escrow Agent. The Escrow Agent shall not be responsible for, or be required to enforce, any of the terms or conditions of any Offering document or other agreement between the Company or the Primary Dealer and any other party.

(c) The Escrow Agent may conclusively rely upon and shall be fully protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document. Upon or before the execution of this Escrow Agreement, the Company shall deliver to the Escrow Agent authorized signers’ lists in the form of Exhibit C to this Escrow Agreement.

(d) The Escrow Agent shall be under no obligation to institute and/or defend any action, suit or proceeding in connection with this Escrow Agreement unless first indemnified to its satisfaction.

(e) The Escrow Agent may consult counsel of its own choice with respect to any question arising under this Escrow Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon the advice of such counsel.

(f) The Escrow Agent shall not be liable for any action taken or omitted by it except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of loss.

(g) The Escrow Agent is acting solely as escrow agent hereunder and owes no duties, covenants or obligations, fiduciary or otherwise, to any person by reason of this Escrow Agreement, except as otherwise explicitly set forth in this Escrow Agreement, and no implied duties, covenants or obligations, fiduciary or otherwise, shall be read into this Escrow Agreement against the Escrow Agent.

(h) In the event of any disagreement between any of the parties to this Escrow Agreement, or between any of them and any other person, including any Investor, resulting in adverse or conflicting claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent is in reasonable doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such reasonable doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing. Notwithstanding the foregoing, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction and the Escrow Agent is hereby authorized in its sole discretion to comply with and obey any such orders, judgments, decrees or levies.

(i) In the event that any controversy should arise with respect to this Escrow Agreement, the Escrow Agent shall have the right, at its option, to institute an interpleader action in any court of competent jurisdiction to determine the rights of the parties.

(j) IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

(k) The parties agree that the Escrow Agent had no role in the preparation of the Offering documents, has not reviewed any such documents, and makes no representations or warranties with respect to the information contained therein or omitted therefrom (except for information provided by the Escrow Agent in writing to the Company for inclusion in the Offering document).

(l) The Escrow Agent shall have no obligation, duty or liability with respect to compliance with any federal or state securities, disclosure or tax laws concerning the Offering documents or the issuance, offering or sale of the Securities.

(m) The Escrow Agent shall have no duty or obligation to monitor the application and use of the Investor Funds once transferred to the Company, that being the sole obligation and responsibility of the Company.

6. Escrow Agent’s Fee. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit D, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation relating to this Escrow Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all reasonable costs and expenses, including attorney’s fees and expenses, occasioned by any delay, controversy, litigation or event, and the same shall be paid by the Company. The Company’s obligations under this Section 6 shall survive the resignation or removal of the Escrow Agent and the assignment or termination of this Escrow Agreement.

7. Investment of Investor Funds; Income Allocation and Reporting.

(a) The Escrow Agent shall invest the Investor Funds, including any and all earnings thereon, in accordance with the written instructions provided to the Escrow Agent and signed by the Company in the form of Exhibit E, attached hereto and incorporated by reference herein. For federal income tax purposes, the Investor Funds will be treated as property of each Investor, and all items of income, gain or loss related thereto shall be treated as items of income, gain or loss of each such Investor. Any payments of earnings from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The Escrow Agent shall make any federal, state, local or foreign tax filings consistent with such treatment.

(b) The Escrow Agent shall be entitled to sell or redeem any such investments as the Escrow Agent deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

(c) Prior to the execution of this Escrow Agreement, the Company shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate IRS forms W-9 or W-8 and other forms and documents that the Escrow Agent may reasonably request. The Company understands that if such tax reporting documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, to withhold a portion of any interest or other income earned on the Investor Funds pursuant to this Escrow Agreement. The Company shall also provide tax reporting documentation for the Investors as the Escrow Agent may reasonably request.

(d) The Company agrees to indemnify and hold the Escrow Agent harmless from and against any and all taxes, additions for late payment, interest, penalties and other expenses that may be assessed against the Escrow Agent on or with respect to the Investor Funds unless any such tax, addition for late payment, interest, penalties and other expenses shall be determined by a court of competent jurisdiction to have been primarily caused by the Escrow Agent’s gross negligence or willful misconduct. The terms of this paragraph shall survive the assignment or termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

8. Notices. All notices, requests, demands, and other communications under this Escrow Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile to the facsimile number given below, with written confirmation of receipt, (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party, or (e) by electronic transmission, including by way of e-mail (as long as such email is accompanied by a PDF or similar version of the relevant document bearing an authorized signature, which such signature shall, in the case of each of the Parties, be a signature set forth on Exhibit B-1 or B-2, as applicable), with e-mail confirmation of receipt, and, in the case of the Escrow Agent, notice will be deemed given when actually received by the Escrow Agent, as follows:

If to the Company:

FundCore Institutional Income Trust Inc.

One World Financial Center, 30th Floor

New York City, NY 10281

Attn: Steven Ball, President and Chief Investment Officer

If to Primary Dealer:

Integrity Investments Inc.

221 Pensacola Road

Venice, Florida 34285

Attn: Richard F. Curcio, President

If to Escrow Agent:

Wells Fargo Bank, N. A.

Corporate Trust Dept.

1700 Lincoln St., 10th fl.

MAC C7300-107

Denver, CO 80203-4500

Attn: Bruce F. Lewis

Telephone: 303-863-4944

Fax: 303-863-5645

Any party may change its address for purposes of this section by giving the other party written notice of the new address in the manner set forth above.

9. Instructions for Forwarding Federal Reserve Wire Payments to Escrow Agent.

Wells Fargo Bank, N. A.

ABA Routing No.: 121000248

Account No.: 0001038377

BNF: Corporate Trust Clearing

F/F/C: Account Name: FundCore Institutional Income Trust Inc. Escrow

            Account No.: 80517100

Attn: Bruce F. Lewis

10. Indemnification of Escrow Agent. The Company indemnifies, defends and holds harmless the Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees and expenses, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates unless such loss, liability, cost, damage or expense is finally determined by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of the Escrow Agent. The terms of this Section 10 shall survive the assignment or termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

11. Resignation. The Escrow Agent may resign upon thirty (30) days’ advance written notice to the Company. If a successor escrow agent is not appointed within the thirty (30) day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent or interplead the Investor Funds with such court, whereupon the Escrow Agent’s duties hereunder shall terminate.

12. Successors and Assigns. Except as otherwise provided in this Escrow Agreement, no party hereto shall assign this Escrow Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Escrow Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. No other parties shall have any rights hereunder. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets in whole or in part, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor Escrow Agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance any further act, any provision herein to the contrary notwithstanding.

13. Governing Law; Jurisdiction. This Escrow Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

14. Severability. In the event that any part of this Escrow Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Escrow Agreement shall remain in full force and effect.

15. Amendments; Waivers. This Escrow Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Escrow Agreement. The Company agrees that any requested waiver, modification or amendment of this Escrow Agreement shall be consistent with the terms of the Offering.

16. Entire Agreement. This Escrow Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

17. References to Escrow Agent. The Company and the Primary Dealer agree that they or others acting on their instructions and behalf will not identify the Escrow Agent’s name in the any printed or other matter in any language (including, without limitation, the Offering document, any supplement or amendment relating thereto, notices, reports and promotional material) unless the Escrow Agent shall first have given its specific written consent thereto.

18. Section Headings. The section headings in this Escrow Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Escrow Agreement.

19. Counterparts. This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

20. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Company and the Escrow Agent and their permitted successors and assigns and nothing herein, express or implied, shall give or be construed to give to any person, other than the Escrow Agent or the Company and such permitted successors and assigns, any legal or equitable rights or remedies hereunder provided, however, that the parties acknowledge and agree that Section 3(d) and Section 7 are included for the benefit of the Investors.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed the day and year first set forth above.

FundCore Institutional Income Trust Inc.

By:	/s/ Lee Jay Taragin
Its:	CFO / COO

Wells Fargo Bank, N.A., as Escrow Agent

By:	/s/ Bruce F. Lewis
Its:	Vice President

Date:	10-20-10

EXHIBIT A

COPY OF OFFERING DOCUMENT

EXHIBIT B

List of Investors

Pursuant to the Escrow Agreement dated October 120, 2010 by and between FundCore Institutional Income Trust Inc. (the “Company”) and Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”), the Company hereby certifies that the following Investors have paid money for the purchase of shares of Common Stock of the Company (the “Securities”), and the money has been deposited with the Escrow Agent:

1.	Name of Investor

Address

Tax Identification Number (as set forth in Investor W-9 or W-8, as applicable, attached)

Amount of Securities subscribed for

Amount of money paid and deposited with Escrow Agent

2.	Name of Investor

Address

Tax Identification Number (as set forth in Investor W-9 or W-8, as applicable, attached)

Amount of Securities subscribed for

Amount of money paid and deposited with Escrow Agent

Company: FundCore Institutional Income Trust Inc.

By:
Its:
Date:

EXHIBIT C

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of FundCore Institutional Income Trust Inc. and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit C is attached, on behalf of FundCore Institutional Income Trust Inc.

Name / Title	Specimen Signature

Lee Jay Taragin	/s/ Lee Jay Taragin
Name	Signature

CFO / COO
Title

Steven Ball	/s/ Steven Ball
Name	Signature

President and CIO
Title

Michael Vessels	/s/ Michael Vessels
Name	Signature

Executive VP and Secretary
Title

Name	Signature

Title

EXHIBIT D

FEES OF ESCROW AGENT

FundCore Institutional Income Trust Inc. Subscription Escrow

Acceptance Fee:	$500.00

Initial Fees as they relate to Wells Fargo Bank acting in the capacity of Escrow Agent – includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s).

Acceptance Fee payable at time of Escrow Agreement execution.

Escrow Agent Annual Administration Fee:	$4,000.00

For ordinary administrative services by Escrow Agent – includes daily routine account management; investment transactions; cash transaction processing (including wire and check processing); disbursement of funds in accordance with the agreement; and mailing of trust account statements to all applicable parties.

This fee is payable in advance, with the first installment due at the time of Escrow Agreement execution. The Annual Fee covers a full year or any part thereof, and therefore will not be prorated or refunded in the year of early termination.

Transaction Fees:

Return of subscribers’ funds if Minimum Amount not reached: $15 per check or wire

:$25 per 1099 (if applicable)

Out-of Pocket Expenses:	At Cost

We will charge for reasonable out-of-pocket expenses in response to specific tasks assigned by the client or provided for in the escrow agreement, or for out-of-pocket expenses such as express mail or courier charges if deemed excessive. Time incurred in handling non-routine matters, such as amendments to the documents or litigation administration, may result in additional charges. Fees are subject to periodic review and adjustment.

NOTE: The transaction underlying this proposal, and all related legal documentation, is subject to review and acceptance by Wells Fargo Bank in accordance with industry standards. Should the actual transaction materially differ from the assumptions used herein, Wells Fargo Bank reserves the right to modify this proposal. This fee schedule is specifically based on the assumption that the number of subscribers shall not exceed 30 and that the funds on deposit are invested in the Wells Fargo Money Market Demand Account; if otherwise, we reserve the right to adjust this fee. Acceptance of the appointment as Escrow Agent is subject to the receipt of requested Due Diligence information on each of the signing parties to the agreement as required by the USA Patriot Act. All funds will be received from or distributed to a domestic or an approved foreign entity. If the account does not open within three (3) months of the date shown below, this fee proposal will be deemed to be null and void.

EXHIBIT E

Agency and Custody Account Direction

For Cash Balances

Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit E is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account(s) in the following money market deposit account of Wells Fargo Bank, N.A. (Bank):

Wells Fargo Money Market Deposit Account (MMDA)

I understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account(s).

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

/s/ Lee Jay Taragin
Authorized Representative
FundCore Institutional Income Trust Inc.

11/2/10
Date